UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): July 21, 2007

KINGS ROAD ENTERTAINMENT, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-14234	95-3587522
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

468 N. Camden Drive Beverly Hills, California (Address of principal executive offices)	90210 (Zip code)

Registrant’s telephone number, including area code: 310-278-9975

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Removal of Christian DeFrank from the Board of Directors

On July 21, 2007, in accordance with the Registrant’s amended bylaws and by vote of disinterested directors, Christian DeFrank was removed from the Board of Directors. The Board recommended to Mr. DeFrank that he voluntarily tender his resignation in light of the lawsuit that was filed against him on June 13, 2007 and in determination that it was in the best interest of the Registrant. When Mr. DeFrank refused, the Board voted to remove Mr. DeFrank from the Board.

Election of Stephen J. Fryer to the Board of Directors

On July, 21, 2007, in accordance with the Registrant’s bylaws and by a majority vote of the directors, Stephen J. Fryer was elected to serve on the Board of Directors until the next annual shareholder meeting. Moreover, by majority vote, the Board agreed to indemnify Mr. Fryer and a standard indemnification agreement was executed by and between the Registrant and Mr. Fryer.

Mr. Fryer is the CEO and Managing Partner of SC Capital Partners, LLC, a Southern California based Investment Banking and Financial Advisory firm, which is affiliated with Grant Bettingen, Inc, Irvine, CA, an established broker dealer. Mr. Fryer leads the SCCP Investment Banking Group of five professionals, which has its focus on Micro-Cap and Small-Cap public companies for reverse mergers, market liquidity, financing, merger and acquisitions, investor relations and independent research.

Most recently, Mr. Fryer was CEO and Chairman of Pen Interconnect, Inc., an Irvine based NASDAQ listed company, which was merged in October of 2001. The Company specialized in electronic circuit board assembly (contract manufacturing). Mr. Fryer joined the company in 1996 to help oversee their newly acquired divisions, interact with the public markets and assist in raising additional capital. Mr. Fryer became President in August 1998 at the request of the Board of Directors to re-organize the company, reduce costs and set a new direction. He became CEO and Chairman in February 1999.

Previously, he was a principal in Ventana International, Ltd., an Irvine, California-based venture capital and private investment banking firm from 1989 through 1996. His duties included evaluating technology companies for the purposes of investment, raising funds for various companies, and serving as a board member with several of the portfolio companies.

In 1980 he founded and was CEO of ACRO Corporation, US, and ACRO S/A Europe, which designed, manufactured, and marketed throughout the world, a DEC compatible computer terminal. This was done in partnership with C. Itoh Electronics, a division of C. Itoh and Co., a major Japanese trading company. In 1983, after major growth in sales, C.Itoh acquired ACRO and Mr. Fryer continued on the management team of the new company. He held this position until 1984, when he became Vice President of C. Itoh’s IBM compatible peripherals division, where he headed up worldwide operations.

Prior to 1980, Mr. Fryer held sales and management positions with several technology related companies, including The General Electric Company, General Automation, Inc., Ormond, Inc., and Beehive International

Mr. Fryer a graduate of the University of Southern California with a Bachelor’s degree in Mechanical Engineering and a minor in Economics. He spent over 28 years in the computer business in the USA as well as Asia and Europe. He was the founder, Chairman and CEO of World Comnet, Inc. (a public company), and is presently, Chairman of Thermal Energy Development Group, and a director of Global Foods Technologies, Inc., and The Amanda Company, Inc, a public company.

A copy of the Indemnification Agreement by and between Kings Road Entertainment, Inc. and Stephen J. Fryer is attached hereto as Exhibit 99.1.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 21, 2007, by majority vote, the Board of Directors voted to amend Article III, Section 10 of the Registrant’s Bylaws, effective immediately. Article III, Section 10 of the Bylaws previously read as follows:

Removal: any director may be removed for cause at any time by the affirmative vote of shareholders holding of record in the aggregate at least a majority of the outstanding shares of the Corporation at a special meeting of the shareholders called for that purpose.

Article III, Section 10 now reads as follows:

Removal: Any director may be removed with cause at any time by either: (i) the affirmative, majority vote of all disinterested directors at a special meeting of directors; or (ii) by the affirmative vote of shareholders holding of record in the aggregate at lease a majority of the outstanding shares of the Corporation at a special meeting of the shareholders. Any Director may be removed without cause at any time by affirmative, unanimous vote of disinterested directors at a special meeting of directors.

A copy of the Registrant’s Amended Bylaws are attached hereto as Exhibit 3.1.

Exhibit No.  Description

3.1	Amended Bylaws of Kings Road Entertainment, Inc.

99.1	Indemnification Agreement between Kings Road Entertainment, Inc. and Stephen J. Fryer, dated July 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGS ROAD ENTERTAINMENT, INC.

Date: July 23, 2007	By:	/s/ George Moseman

George Mosemean, Recording Secretary